Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 24, 2014, with respect to the consolidated financial statements of PPL Energy Supply, LLC, included in the Registration Statement (Form S-1) and related Prospectus of Talen Energy Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 5, 2014